 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 18, 2013

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orland, FL 32801

(Address of principal executive offices)

407- 999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

On October 18, 2013, in connection with the acquisition by Sentio Healthcare Properties, Inc. (the “Company,” “we” or “us”) of Woodbury Mews (which is described in Item 2.01 hereof), the first purchase of securities (the “First Put Exercise”) was completed by Sentinel RE Investment Holdings, LP, an affiliate of Kohlberg Kravis Roberts & Co., (the “Investor”) pursuant to the Securities Purchase Agreement (the “Purchase Agreement”) dated as of February 10, 2013 between us, Sentio Healthcare Properties OP, L.P. (our “Operating Partnership”), and the Investor. The Purchase Agreement and the transactions contemplated thereunder were previously reported in the Company’s Current Report on Form 8-K (the “Prior 8-K”) filed with the Securities and Exchange Commission on February 12, 2013.

Pursuant to the First Put Exercise, the Investor purchased the following securities for an aggregate purchase price of $14.3 million:

•	1,000 shares of newly-issued Series C Preferred Stock of the Company with a par value of $0.01 per share (the “Series C Preferred Shares”); and

•	142,000 newly-issued Series B Convertible Preferred Units of limited partnership interest of the Operating Partnership (the “Series B Preferred Units”), which are convertible into approximately 1,417,166 shares of the Company’s common stock at the currently effective conversion price.

After giving effect to the First Put Exercise, 1,357,000 Series B Preferred Units remain issuable under the Purchase Agreement. The obligation of the Investor to purchase additional Series B Preferred Units under the Purchase Agreement is conditioned upon, among other things, the receipt of notice from us of the intention to sell a specified amount of securities to the Investor to finance a proposed real estate acquisition. The Company has invested the net proceeds from the First Put Exercise to acquire Woodbury Mews.

Disclosure concerning the other terms and conditions of the Series C Preferred Shares, and the Series B Convertible Preferred Operating Partnership units, the transfer and registration thereof and the covenants in the Purchase Agreement and the related agreements is incorporated herein by reference from the Prior 8-K. The above summary of the issue of the Series C Preferred shares and the Series B Preferred Units does purport to be complete and is qualified in its entirety by reference to the Purchase Agreement and related agreements attached to the Prior 8-K as Exhibits 10.1, 10.2 and 10.3, and incorporated by reference herein.

The information in this report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of Woodbury Mews (which is described in Item 2.01) is incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Woodbury Mews

On October 21, 2013, through wholly-owned subsidiaries, we acquired real estate property (“Woodbury Mews”) from Three WM Real Estate, LLC, Three WM Operating, LLC, Four WM Real Estate, LLC and Four WM Operating, none of which are affiliated with us, for purchase price of $38.1 million plus closing costs and expenses. Woodbury Mews consists of a 129-unit independent living facility, a 98-unit assisted living facility, and four undeveloped land parcels located in Woodbury, New Jersey. We funded the purchase of Woodbury Mews with proceeds from the sale of preferred stock in us and preferred units of limited partnership interest in our Operating Partnership to the Investor as further described under Items 1.01 and 3.02 hereof, and with proceeds from a mortgage loan from KeyBank National Association, Inc., as further described under Item 2.03 hereof.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT OF REGISTRANT.

On October 21, 2013, in connection with the acquisition of Woodbury Mews, we entered into a mortgage agreement with Key Bank National Association, Inc. (“Key”), an unaffiliated lender, with an outstanding principal balance of approximately $25.0 million (the “Woodbury Loan”), which is secured by the Woodbury Mews facilities. The Woodbury Loan has an initial term of twelve months with two 12-month extensions available assuming certain criteria are met, and bears interest at a rate of one month LIBOR plus 3.0%. In connection with the closing of the Woodbury Loan, we paid the lender a commitment fee of 0.50% of the loan amount. We may prepay the Woodbury Loan at any time, subject to certain conditions. Payments on the loans are due monthly and consist of accrued interest-only during the initial term. If the extension option is exercised, payments will consist of interest plus principal amortization payments based upon a 25-year amortization schedule. As a condition to obtaining the Woodbury Loan, the Company has also provided Key with a limited guaranty of 25% of the committed loan amount.

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES.

The First Put Exercise was made pursuant to the private placement exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated by the SEC thereunder. The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

ITEM 3.03	MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

The disclosure set forth under Item 1.01 and Item 3.02 hereof and under Item 1.01 of the Prior 8-K concerning the terms and preferences of the Series C Preferred Shares and the Series B Preferred Units is incorporated by reference into this Item 3.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: October 24, 2013	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer